Exhibit 5.1
----------------------------------------
                         Law Office of Reed & Reed, P.C.
                               Attorneys at Law
                                   Suite 100
                              4450 Arapahoe Ave.
                           Boulder, Colorado  80303
                           Telephone (303) 415-2565
                           Telecopier (303) 499-2554

February 16, 2004

Scarab Systems, Inc.
406 - 280Nelson Street
Vancouver, British Columbia
V6B 2E2, Canada


Gentlemen:

     In connection with the Registration Statement on Form S-8 being filed by Scarab Systems, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 1,800,000 shares of the Company's Common Stock, $0.001 par value, to be offered under the Company's 2004 Non-Qualified Stock Option Plan (the "Plan"), we are of the opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Colorado;

     2. All necessary corporate action has been taken to authorize the establishment of the Plan and the issuance of 1,800,000 shares of the Company's Common Stock under the Plan; and

     3. The shares of the Company's Common Stock, when issued in accordance with the Plan, will be legally issued, fully paid and nonassessable shares of Common Stock of the Company.

     We hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement referred to above.

                         Very truly yours,

                         /s/ Scott Reed
                         Law Office of Reed & Reed, P.C.